EXHIBIT 11

                      W. R. GRACE & CO. AND SUBSIDIARIES
 WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS
                                  (Unaudited)


The weighted average number of shares of Common Stock outstanding were as follows (in thousands):

                                                          3 Mos. Ended            9 Mos. Ended
                                                      9/30/96  -  9/30/95     9/30/96  -  9/30/95
                                                     ---------------------   ---------------------
Weighted average number of shares of Common
Stock outstanding..................................    91,092      96,708      95,188      95,330

Additional dilutive effect of outstanding options
(as determined by the application of the treasury
stock method)......................................     2,826       2,392       2,826       2,392
                                                      --------    --------    --------    --------

Weighted average number of shares of Common
Stock outstanding assuming full dilution...........    93,918      99,100      98,014      97,722
                                                      ========    ========    ========    ========

Income used in the computation of earnings per share were as follows (in millions except per share):

                                                          3 Mos. Ended            9 Mos. Ended
                                                      9/30/96  -  9/30/95     9/30/96  -  9/30/95
                                                     ---------------------   ---------------------
Net income...................................         $2,519.9    $   21.7    $2,917.4    $  147.9

Dividends paid on preferred stocks...........              (.1)        (.1)        (.4)        (.4)
                                                      --------    --------    --------    --------
Income used in per share computation of
   earnings and in per share computation of
   earnings assuming full dilution...........         $2,519.8    $   21.6    $2,917.0    $  147.5
                                                      ========    ========    ========    ========

Earnings per share...........................         $  27.66    $    .22    $  30.64    $   1.55

Earnings per share assuming full dilution....         $  26.83    $    .22    $  29.76    $   1.51